  EXHIBIT 6.3

CANCELLATION OF PROMISSORY NOTE

This Cancellation of Promissory Note (“Cancellation Agreement”) is entered into as of May 1, 2019, by and among MYTHIC MARKETS, INC. (“Mythic”) and MYTHIC COLLECTION, LLC (“Collection”).

R E C I T A L S

A. WHEREAS, Mythic and Collection entered into a Promissory Note dated as of February 13, 2019, in the original principal amount of $51,000 in favor of Mythic (the “Note”);

B. WHEREAS, Mythic did not draw any amounts available to it under the Note;

D. WHEREAS, the parties hereto agree that there are no obligations outstanding among the parties whatsoever relating to the Note; and

E. NOW, THEREFORE, based on the foregoing under the conditions stated below, the parties hereto desire to cancel the Note effective as of February 13, 2019.

A G R E E M E N T

The Note is hereby terminated and cancelled, and is of no further in force and effect as of February 13, 2019. IN WITNESS WHEREOF, the parties hereto have executed this Cancellation Agreement.

MYTHIC MARKETS, INC.

By:	/s/ Joe Mahavuthivanij
Name: Joe Mahavuthivanij
Title: CEO

MYTHIC COLLECTION, LLC

By:	/s/ Joe Mahavuthivanij
Name: Joe Mahavuthivanij
Title: CEO